Exhibit (a)(11)

PRESS RELEASE

American Greetings Announces Shareholder Approval Of Acquisition By Weiss Family

CLEVELAND, Aug. 7, 2013 — American Greetings Corporation (NYSE: AM) (the “Company”) announced that at a special meeting of shareholders held today, shareholders adopted the previously announced merger agreement under which the Weiss Family will acquire the Company for $19.00 per share in cash.

The merger agreement was adopted by shareholders representing approximately 81% of the aggregate voting power of the Company’s outstanding stock. In addition, the merger agreement was adopted by shareholders holding approximately 67% of the shares of the Company’s outstanding stock not owned by the Weiss Family and its affiliated entities or the Company’s directors and officers, thus satisfying the “majority of the minority” shareholder approval condition in the merger agreement.

Subject to satisfaction of the remaining conditions in the merger agreement, the transaction is expected to close on or about August 9, 2013.

Peter J. Solomon Company is acting as financial advisor, and Sullivan & Cromwell LLP is acting as legal advisor, to the Special Committee of American Greetings’ Board of Directors. Baker & Hostetler LLP is acting as legal advisor to American Greetings. KeyBanc Capital Markets and Macquarie Capital are acting as financial advisors to the Weiss Family, and Jones Day is acting as legal advisor to the Weiss Family.

About American Greetings Corporation

For more than 100 years, American Greetings Corporation (NYSE: AM) has been a creator and manufacturer of innovative social expression products that assist consumers in enhancing their relationships to create happiness, laughter and love. The Company’s major greeting card lines are American Greetings, Carlton Cards, Gibson, Recycled Paper Greetings and Papyrus, and other paper product offerings include DesignWare party goods and American Greetings and Plus Mark gift-packaging and boxed cards. American Greetings also has one of the largest collections of greetings on the Web, including greeting cards available at Cardstore.com and electronic greeting cards available at AmericanGreetings.com. In addition to its product lines, American Greetings creates and licenses popular character brands through the American Greetings Properties group. Headquartered in Cleveland, Ohio, American Greetings generates annual revenue of approximately $1.9 billion, and its products can be found in retail outlets worldwide. For more information on the Company, visit http://corporate.americangreetings.com.

Forward Looking Statement Disclosure

Statements about the expected timing, completion and effects of the proposed transaction and all other statements in this release, other than historical facts, constitute forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. The Company may not be able to complete the proposed transaction on the terms described above or other acceptable terms or at all because of a number of factors, including the failure to satisfy closing conditions. Factors that may affect the business or financial results of the Company are described in the risk factors included in the Company’s filings with the Securities and Exchange Commission, including the Company’s 2013 Annual Report on Form 10-K. The Company expressly disclaims a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrences.

For further information: Gregory M. Steinberg, Treasurer and Executive Director of Investor Relations, American Greetings Corporation, 216-252-4864, investor.relations@amgreetings.com